Exhibit 99.1

Interleukin Genetics Appoints Mark B. Carbeau as CEO

WALTHAM, MA, April 7, 2015 – Interleukin Genetics, Inc. (OTCQB: ILIU) today announced the appointment of Mark B. Carbeau as Chief Executive Officer and Director. Dr. Kenneth S. Kornman, DDS, PhD, who served as the President and CEO since August 2012, will continue to serve as President, Chief Scientific Officer and a Director.

Mr. Carbeau is a transformative healthcare leader who brings to Interleukin more than three decades of business expertise in the life science industries, with a proven track record of building high growth diagnostic and pharmaceutical businesses. Recognized as a visionary entrepreneur, Mr. Carbeau has refined or reinvented corporate strategies and business models to maximize the growth potential of multiple companies. His appointment strengthens the executive leadership team and adds significant commercial and operational expertise.

“On behalf of the Board of Directors of Interleukin Genetics, I am excited to welcome Mark Carbeau to the Company,” said James M. Weaver, Chairman of The Board of Interleukin Genetics. “Mark is a leader with an outstanding track record of building high growth healthcare businesses, including taking multiple products from ideation to commercialization and category leadership. I am confident that under Mark’s leadership the Company will continue to grow and create value for our partners and shareholders.”

Mr. Weaver continued, “I would like to thank Ken for his years of service in the roles of President and CEO. As one of the founders and Chief Scientific Officer of Interleukin, Ken has made many outstanding contributions to the Company, and has been an outspoken proponent of personalized medicine and an industry leader in the research, development and commercialization of genetics-based risk assessment products and services to improve healthcare. We look forward to benefiting from his continued scientific leadership.”

“I welcome the opportunity to lead Interleukin Genetics during this exciting time as we work toward our goal of providing more personalized care for the prevention of periodontal disease and other major human diseases,” said Mr. Carbeau. “I also look forward to working with the senior management team, all Interleukin colleagues and our provider partners to achieve our collective goal of improving patients’ lives.”

Prior to joining Interleukin, Mr. Carbeau was Co-Founder and CEO of Diagnostyx, a technology-based healthcare company focused on intelligent drug infusion systems. Prior to Diagnostyx, Mr. Carbeau served as CEO of PolyRemedy®, a technology-enabled services business that combines health information technology with personalized therapeutics to improve wound healing outcomes.

Previously, Mr. Carbeau was the President and CEO of HyperMed, Inc., a commercial stage medical device and diagnostics company using novel hyperspectral imaging technology. Prior to HyperMed, Mr. Carbeau served as President USA of Kinetic Concepts, Inc., and successfully reinvigorated the business by growing revenues from $650 million to $950 million. Prior to that, Mr. Carbeau served as Vice President, Corporate Development at OraPharma, Inc., during its commercial launch of a periodontal therapeutic, a successful IPO, and the eventual sale of the company to Johnson & Johnson. Mr. Carbeau also founded CM Partners, a strategic life science consulting firm, and was a member of The Boston Consulting Group. Mr. Carbeau began his career serving in various sales, marketing and manufacturing roles with Eli Lilly and Company. He holds a B.S. in Industrial Engineering from Pennsylvania State University and an M.B.A. from the Wharton School of the University of Pennsylvania.

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About Interleukin Genetics (

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets proprietary genetic tests for chronic diseases and health related conditions. The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The Company markets its tests through partnerships with health and wellness companies, healthcare professionals and other distribution channels. Interleukin Genetics’ lead products include its proprietary PerioPredict® genetic risk panel for periodontal disease and tooth loss susceptibility available through dentists, and the Inherent Health® Weight Management Genetic Test that identifies the most effective diet program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, MA and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratories Improvements Amendments (CLIA). For more information, please visit www.ilgenetics.com.

Forward-Looking Statements

Certain statements contained herein are “forward-looking” statements, including statements that under Mr. Carbeau’s leadership the Company will continue to grow and create value for its partners and shareholders. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

MEDIA CONTACT:

Eliza Schleifstein

Argot Partners

(917) 763-8106

eliza@argotpartners.com

INVESTOR CONTACTS:

Matthew Haines/Susie Kim

Argot Partners

(212) 600-1902

matthew@argotpartners.com

susan@argotpartners.com

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